As filed with the Securities and Exchange Commission on February 28, 2019

Registration No. 333- 216583

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Western Midstream Operating, LP

(Exact name of registrant as specified in its charter)

Delaware	26-1075808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(832) 636-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip H. Peacock

Senior Vice President, General Counsel and Corporate Secretary

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Telephone: (832) 636-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market considerations and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Shelf Registration Statement on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Western Midstream Operating, LP (the “Partnership”).

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Registration Statement No. 333- 216583, filed on March 9, 2017, registering the offering and sale, from time to time, by the selling unitholders named therein of up to 21,922,831 common units representing limited partner interests in the Partnership (each, a “Partnership Common Unit”).

Pursuant to the Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018, by and among the Partnership, Western Gas Holdings, LLC (“WES GP”), Western Gas Equity Partners, LP (“WGP”), Western Gas Equity Holdings, LLC, Anadarko Petroleum Corporation, Anadarko E&P Onshore LLC, Clarity Merger Sub, LLC (“Merger Sub”), WGR Asset Holding Company LLC (“WGRAH”), WGR Operating, LP, Kerr-McGee Gathering LLC, Kerr-McGee Worldwide Corporation, APC Midstream Holdings, LLC, and Delaware Basin Midstream, LLC (“DBM”), through a series of reorganization transactions (the “Transactions”), among other things, (i) Merger Sub merged with and into the Partnership, with the Partnership continuing as the surviving entity and (ii) each Partnership Common Unit issued and outstanding immediately prior to the effective time of the Merger (other than certain Partnership Common Units owned by WGP or subsidiaries of WGP or WES GP and certain Partnership Common Units owned by WGRAH) was converted into the right to receive 1.525 common units representing limited partner interests in WGP, rounded up to the nearest whole Partnership Common Unit.

As a result of the Transactions, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on February 28, 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WESTERN MIDSTREAM OPERATING, LP

By:	Western Midstream Operating GP, LLC, its general partner

By:	/s/ Robin H. Fielder
Name:	Robin H. Fielder
Title:	President and Chief Executive Officer